SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                              FORM 8-K

                           CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                 Securities and Exchange Act of 1934

       Date of Report (Date of earliest event reported): April 23, 1996


                        CARNIVAL CORPORATION
       (Exact name of registrant as specified in its charter)



       Republic of Panama                 1-9610                 59-1562976
(State or other jurisdiction of      (Commission File        (I.R.S. Employer
incorporation or organization)       Number)                 Identification No.)



          3655 N.W. 87th Avenue, Miami, Florida 33178-2428
        (Address of principal executive offices)  (zip code)

                           (305) 599-2600
        (Registrant's telephone number, including area code)

                           Not Applicable
       (Former name or former address, if changed since last report)












   Item 5.     Other Events

     On or about April 23, 1996, a complaint (the "Carnival Complaint") was filed in the Circuit Court of the Eleventh Judicial Circuit in and for Dade County, Florida against Carnival Corporation, formerly known as Carnival Cruise Lines, Inc. (the "Company") and on or about April 19, 1996, a complaint (the "HAL complaint") was filed in the Superior Court of Washington for King County against Holland America Line - Westours Inc., a wholly-owned subsidiary of the Company ("HAL"). The Carnival Complaint, brought on behalf of a purported class of all persons who traveled on a Company ship within the past four years and paid "Port Charges" to the Company, alleges that statements made by the Company in advertising and promotional materials concerning Port Charges were false and misleading. The complaint alleges claims of negligent misrepresentation and unjust enrichment and seeks unspecified compensatory damages on behalf of the purported class (or, alternatively, refunds of Port Charges allegedly in excess of certain charges levied by governmental authorities), attorney's fees and costs. The HAL Complaint, brought on behalf of a purported class of all persons who traveled on a HAL ship within the past four years and paid "Port Charges" to HAL, contains factual allegations similar to the Carnival complaint and alleges violation of the Washington Consumer Protection Act, RCW 19.86.010 et seq. and claims of negligent misrepresentation and unjust enrichment. The HAL Complaint seeks damages similar to those sought in the Carnival Complaint and also seeks punitive damages and injunctive relief. The actions are in their early stages and it is not now possible to determine the ultimate outcome of the litigations. Management of the Company and HAL believe that the Company and HAL have substantial and meritorious defenses to the claims and intend to vigorously defend the lawsuits. According to press reports, similar purported class action lawsuits were filed in state courts in Florida, California and Washington against five other cruise lines.



                             SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CARNIVAL CORPORATION


   Date: April 29, 1996            By:    /s/ Howard S. Frank
                                  Name:   Howard S.Frank
                                  Title:  Vice-Chairman, Chief Financial and
                                          Accounting Officer